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Exhibit 4(k)

PROTECTIVE LIFE INSURANCE COMPANY        P. O. BOX 2606        BIRMINGHAM, ALABAMA        35202-2606

ENDORSEMENT TO ELIMINATE LETER OF INTENT

This endorsement amends the Contract to which it is attached as of its Effective Date:

The "Letter of Intent" provision in the section entitled "SALES CHARGE" is deleted in its entirety.

All other provisions of your Contract not contrary to the terms of this endorsement remain in full force and effect.

PROTECTIVE LIFE INSURANCE COMPANY
/s/ Deborah J. Long
Secretary

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ENDORSEMENT TO ELIMINATE LETER OF INTENT